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                                                                       EXHIBIT 5
                  [NETWORK GENERAL CORPORATION LETTERHEAD]
                              September 3, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

    As General Counsel for Network General Corporation, a Delaware corporation (the "Company"), I am rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 2,069,402 shares of the Common Stock, $0.01 par value, of the Company which may be issued pursuant to the exercise of options and purchase rights granted under the Network General Corporation 1989 Stock Option Plan, the Network General Corporation 1989 Employee Stock Purchase Plan and the Cinco Networks, Inc. 1997 Stock Option Plan (the "Plans").

    I have examined all instruments, documents and records which I deemed relevant and necessary for the basis of my opinion expressed below. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. I am admitted to practice only in the State of California and express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, I have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. I have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

    Based on such examination, I am of the opinion that the 2,069,402 shares of Common Stock which may be issued upon exercise of options and purchase rights granted under the Plans are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of my name wherever it appears in the Registration Statement.

                                       Very truly yours,

                                       /s/ Scott C. Neely

                                       Scott C. Neely
                                       Vice President and General Counsel